Exhibit 10.2

November 12, 2002

Jon Burney

Florists’ Transworld Delivery

3113 Woodcreek Drive

Downers Grove, Illinois 60515

Dear Jon:

This letter agreement (this “Agreement”) sets forth the terms of your employment with Florists’ Transworld Delivery Inc. (“FTD”).

Duties.  You shall serve as Vice President and General Counsel of FTD or in a substantially similar position with any entity that acquires FTD or all or substantially all of FTD’s assets through October  31, 2004, which term shall automatically renew for two-year periods thereafter unless this Agreement is terminated as provided herein upon notice by FTD Inc. and /or FTD prior to the commencement of any two-year renewal period.  You shall perform the duties assigned by FTD from time to time.  You shall devote your entire business time to the affairs of FTD to the performance of your duties under this Agreement and to the promotion of FTD’s interests.

Compensation.  As full compensation for the performance by you of your duties under this Agreement, FTD shall compensate you as follows:

(a)   Salary.  During the term of this Agreement, FTD shall pay to you a salary of $195,000 per year, payable in the periodic installments ordinarily paid by FTD to employees of FTD at comparable levels to you.  You shall be entitled to such merit increases in base salary as the Board of Directors may determine, in its discretion.

(b)   Performance Bonus.  You shall be entitled to participate in a performance bonus as set by the Board of Directors based upon performance criteria to be set by the Board.  If your employment with FTD is terminated for any reason other than “cause” (as defined below under “Severance”) following a change in control (as defined below), you shall be entitled to received a pro rata bonus for the applicable fiscal year if you are entitled to one based upon the performance criteria set by the Board.  For purposes of this agreement, “Change of Control” shall mean:

(1) the acquisition by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934 (the “Exchange Act”)) (a “Person”) of beneficial ownership (within the meaning of Rule 13d-3 promulgated under the Exchange Act) of more than 50% of the combined voting power of the then-outstanding voting securities entitled to vote generally in the election of directors (“Voting Stock”) of FTD Inc. or FTD, respectively; provided, however, that for purposes of this subsection (i), the following acquisitions shall not constitute a Change of Control:  (A) any acquisition directly from FTD Inc. or FTD, (B) any acquisition by FTD Inc., FTD, any subsidiary of FTD Inc. or FTD or any employee benefit plan (or related trust) sponsored or maintained by FTD Inc. or FTD or any such subsidiary or (C) any acquisition by any of Perry Acquisition Partners, L.P., Bain Capital, Inc., Fleet Private Equity Co. Inc. or any of their respective affiliates;

(2) a change in a majority of the members of the Board of Directors of FTD Inc. or FTD, respectively, occurs (A) within one year following the public announcement of an actual or threatened election contest (within the meaning of Rule 14a-11 under the Exchange Act) or the filing of a Schedule 13D or other public announcement indicating a Person intends to effect a change in control of FTD Inc. or FTD or (B) as a result of a majority of the members of the Board having been proposed, designated or nominated by a Person (other than FTD Inc. or FTD through their respective Boards of Directors or duly authorized committees thereof or through the exercise of contractual rights);

(3) consummation of a reorganization, merger or consolidation or sale or other disposition of all or substantially all of the assets of FTD Inc. or FTD (a “Business Combination”), in each case, unless, following such Business Combination, (A) more than 50% of the Voting Stock of the entity resulting from such Business Combination is held in the aggregate by (1) the holders of securities entitled to vote generally in the election of directors of FTD Inc. or FTD immediately prior to such transaction, (2) any employee benefit plan (or related trust) sponsored or maintained by FTD Inc. or FTD or such entity or any subsidiary of any of them or (3) any of Perry Acquisition Partners, L.P., Bain Capital, Inc., Fleet Private Equity Co. Inc. or any of their respective affiliates and (B) at least half of the members of the board of directors of the entity resulting from such Business Combination were members of the Board of Directors of  FTD Inc. or FTD at the time of the execution of the initial agreement, or the action of the Board of Directors of  FTD Inc. or FTD, providing for such Business Combination; or

(4) approval by the stockholders of FTD Inc. or FTD of a complete liquidation or dissolution of FTD Inc. or FTD.

(c) Paid Vacation.  You shall be entitled to four weeks of paid vacation per year in accordance with FTD’s policies with respect to vacations then in effect.

(d) Benefits.  You shall be entitled to the additional employment-related benefits that are made available from time to time to employees of FTD at comparable levels to you.

(e) Expense Reimbursement.  FTD shall reimburse you, in accordance with the practice from time to time in effect for other employees of FTD, for all reasonable and necessary travel expenses and other disbursements incurred by you, for or on behalf of FTD, in the performance of your duties under this Agreement.

Severance.  FTD shall have the right to terminate your employment by giving you written notice of the effective date of the termination.  If your employment is terminated (i) without “cause” by FTD or (ii) by you following your assignment to a position that represents a material diminution in your operating responsibilities (it being understood that a change in your title shall not by itself entitle you to terminate your employment and receive the right to severance payments under this paragraph), FTD will pay you continued salary for one year from the effective date of any such termination of employment and any pro rata bonus to which you may be entitled pursuant to this Agreement.  FTD’s severance obligations are subject to your best efforts to mitigate.  FTD shall have no further obligation hereunder.

For purposes of this Agreement, “cause” means any of the following events that FTD or the FTD Board of Directors has determined, in good faith, has occurred: (i) your continual or deliberate neglect of the performance of your material duties; (ii) your failure to devote substantially all of your working time to the business of FTD and its subsidiaries or affiliated companies; (iii) your engaging willfully in misconduct in connection with the performance of any of your duties, including, without limitation, the misappropriation of funds or securing or attempting to secure personally any profit in connection with any transaction entered into on behalf of FTD or its subsidiaries or affiliated companies; (iv) your willful breach of any confidentiality or nondisclosure agreements with FTD (including this Agreement) or your violation, in any material respect, of any code or standard of behavior generally applicable to employees or executive employees of FTD; (v) your active disloyalty to FTD, including, without limitation, willfully aiding a competitor or improperly disclosing confidential information; or (vi) your engaging in conduct that may reasonably result in material injury to the reputation of FTD, including conviction or entry of a plea of nolo contendre for a felony or any crime involving fraud under Federal, state or local laws, embezzlement, bankruptcy, insolvency or general assignment for the benefit of creditors.

Confidential Information and Non-Competition.  You agree to enter into a separate agreement with FTD (attached hereto as Exhibit A) that provides for (i) non-disclosure of confidential information, (ii) non-competition and (iii) non-solicitation of customers, suppliers and employees.  This Agreement shall not be effective until you have executed and delivered such agreement to the Company.

Limitation on Payments and Benefits.  Notwithstanding any other provision of this Agreement to the contrary, in the event that it shall be determined (as hereafter provided) that any payment or distribution by FTD or any of its affiliates to you or for your benefit, whether paid or payable or distributed or distributable pursuant to the terms of this Agreement or otherwise pursuant to or by reason of any other agreement, policy, plan, program or arrangement, including without limitation any stock option, performance share, performance unit, stock appreciation right or similar right, or the lapse or termination of any restriction on or the vesting or exercisability of any of the foregoing, would be subject to the excise tax imposed by Section 4999 of the Internal Revenue Code of 1986, as amended (the “Code”) (or any successor provision thereto), by reason of being considered “contingent on a change in ownership or control” of FTD within the meaning of Section 280G of the Code (or any successor provision thereto), or to any similar tax imposed by state or local law, or any interest or penalties with respect to such taxes, then such payments and benefits to be paid or provided shall be reduced to an amount (but not below zero) that would result in the maximum possible net after tax receipts to you from all such payments or distributions (determined by reference to the present value determined in accordance with Section 280G(d)(4) of the Code (or any successor provision thereto) of all such payments net of all such taxes, or any interest or penalties with respect to such taxes, determined by applying the highest marginal rate under Section 1 of the Code (or any successor provision thereto) that applied to your taxable income for the immediately preceding taxable year) (the “Reduced Amount”).  The fact that your payments or benefits may be reduced by reason of the limitations contained in this paragraph will not of itself limit or otherwise affect any of your other rights other than pursuant to this Agreement.  If it is determined that you should receive a Reduced Amount, FTD will provide you notice to that effect and a copy of the detailed calculation thereof.  You will then be entitled to designate the payments or benefits to be so reduced in order to give effect to this paragraph.  In the event that you fail to make such designation within ten business days of notification of the reduction in payments or benefits is required pursuant to this paragraph, FTD may effect such reduction in any manner it deems appropriate.

Miscellaneous.  This Agreement shall be governed by the internal laws of the State of Illinois, excluding the conflicts-of-law principles thereof.  You and FTD consent to jurisdiction and venue in any federal or state court in the City of Chicago.  This Agreement and the accompanying Exhibit A state our entire agreement and understanding regarding your employment with FTD.  This agreement may be amended only by a written document signed by both you and FTD.  No delay or failure to exercise any right under this Agreement waives such rights under the Agreement.  If any provision of this Agreement is partially or completely invalid or unenforceable, then that provision shall only be ineffective to such extent of its invalidity or unenforceability, and the validity or enforceability of any other provision of this Agreement shall not be affected.  Any controversy relating to this Agreement shall be settled by arbitration in Chicago, Illinois in accordance with the Commercial Arbitration Rules of the American Arbitration Association, except as otherwise provided in the Confidentiality and Non-Competition agreement attached hereto as Exhibit A.  In the event of any inconsistency between this Agreement and any personnel policy or manual of FTD with respect to any matter, this Agreement shall govern the matter.

Signature page follows

                                                                                                                Sincerely,

/s/ Robert L. Norton
Robert L. Norton
CEO, and Chairman of the Board

Accepted as of this 12th day of November, 2002

/s/ Jon Burney
Jon Burney